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                             EMPLOYMENT AGREEMENT
                             --------------------

         AGREEMENT made as of January 2, 1997 (this "Agreement"), between DELSENER/SLATER ENTERPRISES, INC., a Delaware corporation (the "Employer"), and SFX BROADCASTING, INC., a Delaware corporation (the "Parent") and the owner of all the outstanding capital stock of the Employer, and MITCH SLATER (the "Executive").

         WHEREAS, pursuant to a Stock Purchase Agreement dated as of October 8, 1996 (the "Purchase Agreement"), the Parent has caused the Employer to acquire, on the date hereof, from Ron Delsener (the "Other Senior Executive" and, together with the Executive, the "Senior Executives") the stock of each of the corporations that conduct the business known as Delsener/Slater Enterprises, Ltd. ("D/S Enterprises");

         WHEREAS, as a result of such acquisition, the Employer will conduct the business of D/S Enterprises on and after the date hereof;

         WHEREAS, prior to such acquisition, the Executive was the President of D/S Enterprises;

         WHEREAS, the Employer and the Parent consider the continued services of the Executive to be in their best interests;

         WHEREAS, the Executive is desirous of serving the Employer on the terms and conditions herein provided;

         WHEREAS, on the date hereof, the Employer and the Parent are entering into an employment agreement with the Other Senior Executive, who jointly operated D/S Enterprises with the Executive prior to the date hereof; and

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         WHEREAS, terms used but not defined herein shall have the meanings assigned thereto in the attached Annex I.

         NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the Employer, the Parent and the Executive agree as follows:

    1. Employment. Upon the terms and subject to the conditions of this Agreement, the Employer hereby employs the Executive and the Executive hereby accepts employment by the Employer on the terms hereinafter set forth.


    2. Term. The term of the Executive's employment hereunder shall commence on the date hereof (the "Effective Date") and continue until December 31, 2001 (the "Term") and shall terminate at the close of business on such date (the "Termination Date") unless terminated earlier in accordance with the provisions of this Agreement.

    3. Executive's Position, Duties and Authority.

         3.1 Position. The Employer shall employ the Executive, and the Executive shall serve, as Co-President and Co-Chief Executive Officer of the Employer and, subject to the terms of Section 13 of this Agreement, of any successor to the Employer by merger, acquisition of all or substantially all of the assets of the Employer or otherwise. The Other Senior Executive shall also serve as the Co-President and Co-Chief Executive Officer of the Employer.

         3.2 Description. The Executive shall, jointly with the Other Senior Executive, have full executive authority and responsibility for the day-to-day management and operational control of the Employer, with commensurate duties and functions. Without limiting the foregoing, the Senior Executives shall jointly control the incurrence by the Employer of all overhead and

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operational expenses and the entering into by the Employer of new lines of businesses, and all executives and other employees of the Employer shall report jointly to the Senior Executives. The Executive shall report to Robert F.X. Sillerman so long as he is the current Executive Chairman of the Board of Directors of the Parent (the "Parent's Board"), or, if he no longer holds such position or a similar position with the Parent, the Parent's chief executive officer. Notwithstanding the foregoing, the following actions by the Employer or its subsidiaries shall be subject to the ultimate authority of the Board of Directors of the Employer and the Parent's Board: (i) entry into new lines of business; (ii) making any material capital commitment to invest in venues;
(iii) engagement of outside accountants and attorneys; (iv) preparation of annual budgets (except that the Senior Executives shall exercise exclusive control over the incurrence by the Employer of all overhead and operational expenses) and (v) making material upfront payments and deposits to artists not consistent with past practice.

         3.3 Board; Subsidiaries. During the Term, the Executive shall have the right to serve without remuneration (i) on the Board of Directors of the Employer (the "Board") and as a member of any committee of the Board and (ii) as a director and executive officer (in the same capacities as provided in this Section 3) of any subsidiaries of the Employer; provided, however, that if the Executive exercises such right, his commitments as a director shall be substantially consistent with past practice.

         3.4 Funding. Subject to the approval of the Board of Directors of the Parent, the Parent agrees to provide such funding to the Employer to support and expand its business operations as the Senior Executives, at the direction of the Board of Directors of the Employer, may reasonably request from time to time; provided, that at such time the Parent has sufficient financial capacity to

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comply with such request. Notwithstanding the foregoing, the Parent shall be obligated to provide the Employer with funding sufficient (in the reasonable judgment of the Senior Executives) to operate its business as presently conducted. The Parent may charge the Employer interest (based on the Parent's blended borrowing rate at the time of such borrowing) on any funds provided by the Parent to the Employer.

    4. Full-Time Services.

         4.1 General. The Executive shall devote substantially all of his business time, labor, skill and energy to conducting the business and affairs of the Employer and to satisfying the duties and responsibilities referred to in Section 3.2 of this Agreement; provided, that the Executive shall not be required in fulfilling such obligations to devote a greater number of hours or to keep significantly different hours than he has in the past and that he may use his reasonable discretion in determining the optimal method of fulfilling his obligations. Notwithstanding the foregoing, the Executive shall have the right, subject to Section 16, to devote a portion of his business time to personal investments and commitments not related to the business of the Employer; provided, that the time devoted thereto shall not interfere in any material respect with the performance of the Executive's services hereunder. In addition, except as provided in Section 16, the Executive may serve on boards of directors of not-for-profit organizations and companies and, with the consent of the Parent (which consent shall not be unreasonably withheld), on boards of directors of any other organizations or companies; provided, that the service on any such boards of directors shall not interfere in any material respect with the performance of the Executive's services hereunder.

         4.2 Opportunities: Investments. The Executive covenants and agrees that, during the Term, he shall inform the Employer of each business opportunity related to the business of the

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Employer and any of the Employer's subsidiaries, the Parent or any of the
Parent's subsidiaries in each case of which he becomes aware, and that he will not, directly or indirectly, exploit any such opportunity for his own account, nor will he render any services to any other person or business, or acquire any interest of any type in any other business, that competes with any material business of the Employer or any of the Employer's subsidiaries, the Parent or any of the Parent's subsidiaries; provided, however, that the foregoing shall not be deemed to prohibit the Executive from acquiring, solely as a passive investor, up to 10% of any securities or other interests in any partnership, trust, corporation or other entity; provided that, the Executive may not acquire any interest in any entity that derives revenues from the business of promoting or producing musical concerts or similar musical or artistic events unless such revenues are not material in relation to the other revenues of such entity.

    5. Location of Employment. Unless the Executive consents otherwise in writing, the headquarters for performance of his services hereunder, as well as the principal offices of the Employer, shall be at 27 East 67th Street, New York, New York.

    6. Base Salary. During the Term, the Employer shall pay or cause to be paid to the Executive a base salary at the annual rate of not less than $300,000 (the "Base Salary"), payable in equal installments every two weeks commencing on January 15, 1997.

    7. Profits, Equity and Repurchases.

         7.1 Profits after 1996. No later than March 31 of each year, beginning March 31, 1998, the Executive shall receive a bonus determined by reference to the Employer's Profits (as defined below) for the immediately preceding year ending December 31, as follows: (i) the first $4,000,0Q0 of Profits shall be payable to the Parent; (ii) the next $300,000 of Profits shall be payable

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75% to the Executive and 25% to the Other Senior Executive; and (iii) all
additional Profits (that is, Profits in excess of $4,300,000) shall be payable 20% to the Senior Executives and 80% to the Parent, with such Senior Executives' 20% share payable 75% to the Executive and 25% to the Other Senior Executive. The foregoing bonus payable based on the Profits for the year 2001 will remain so payable notwithstanding expiration of the Term on December 31, 2001.

         "Profits" shall mean the Employer's revenues minus the sum of (A) the Base Salaries of the Senior Executives, (B) an amount equal to $600,000 and (C) the actual overhead and operational expenses of the Employer, which overhead and operational expenses shall exclude (i) all noncash charges (such as depreciation and amortization expenses and charges relating to goodwill), (ii) income taxes, (iii) any management fees charged to the Employer by the Parent and its affiliates and (iv) the Base Salaries of the Senior Executives. In determining "Profits", the Parent may charge the Employer interest (based on the Parent's blended borrowing rate at the time of borrowing) on funds provided by the Parent to the Employer. "Profits" will be calculated on a consolidated basis for the Employer and its subsidiaries and shall be determined by the Employer's independent accountants.

         7.2 [RESERVED]

         7.3 Options. During the Term, the Executive shall be granted options to purchase a minimum of 100,000 shares of the Parent's Class A Common Stock (the "Class A Stock"), such options to be granted in accordance with the following schedule: (i) no less than 15,000 of such options shall be granted on the Effective Date, (ii) no less than an additional 15,000 of such options shall be granted in each of the five calendar years comprising the Term and
(iii) the remaining amount of such options shall be granted at such time during the Term as is determined by the Parent's

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Board, after and pursuant to the affirmative recommendation of the Stock Option
Committee of the Parent's Board. Each such option shall have an exercise price equal to the average closing ask and bid price of the Class A Stock on the date of the grant and shall be excercisable for ten years and shall vest on a schedule to be determined by the Parent's Board but in no event shall the vesting schedule exceed the Term hereof, nor shall the terms and conditions of such options (including those terms and conditions described above) be any less favorable than the terms and conditions (other than vesting) applicable to options granted to the other senior executives of the Parent. Notwithstanding the foregoing, in the event that the Executive ceases to be employed by the Employer for any reason whatsoever (including upon death or Total Disability of the Executive) other than as a result of a voluntary termination (that is not a Constructive Termination Without Cause) or termination for Cause, (x) all options granted pursuant to this Section 7.3 shall vest immediately, and (y) the balance of all remaining stock options to be granted during the Term pursuant to this Section 7.3 shall immediately be granted and shall vest immediately at an exercise price per share equal to the lower of (A) the average ask and bid price of the Class A Stock on the date of the relevant event or occurrence and (B) the exercise price of the last option granted prior to such event or occurrence, and the Executive shall retain the right to exercise each such option described in clauses (x) and (y) during the remaining original term of each such option. In the event of a termination following a Change in Control (as defined in Section 13.1.2), the exercise price shall be modified as set forth in Section 13.3(b) below. To the extent required, this Section shall automatically be deemed to be modified in accordance with Section
18.5 to insure that the Executive's rights with respect to acceleration of option grants and acceleration of option vesting are at least as favorable as the rights that from time to time are generally applicable to other senior


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executives of the Parent at the level of regional manager.

         7.4 Share of Upside After Return. The provisions of Annex I hereto are incorporated by reference herein, as if set forth in full in this Section 7.4.

         7.5 Right of First Offer. If, at any time during the first three years following the Effective Date, the Parent desires to effect (or to permit the Employer to effect) a transaction that would qualify as a Return Event under clause (i), (ii), or (iii) of the definition thereof set forth in Annex I, then the Parent shall, prior to negotiating or publicly proposing or disclosing such transaction, first offer in writing to negotiate with the Senior Executives for the purchase of the Employer Stock or Employer assets that would otherwise be sold pursuant to such Return Event. If either or both of the Senior Executives notify the Parent in writing, within 30 days of his or their receipt of the Parent's written offer, of their interest in pursuing such negotiations, then the Parent shall negotiate exclusively and in good faith with either or both of the Senior Executives, as the case may be, for a period of 60 days following delivery of such notice by the Senior Executives. If the parties fail to reach agreement during such 60-day period (including by reason of the Senior Executives failing to obtain financing), then the Parent shall have the right to initiate (or to permit the Employer to initiate) such transaction at any time within six months thereafter on terms no less favorable to the Parent and the Employer than the final terms proposed by the Senior Executives. The parties acknowledge that in the event the Senior Executives do not jointly exercise the right provided in this Section 7.5, the Executive may exercise the right individually, provided that either (i) the Other Senior Executive's Employment Agreement is no longer in effect or (ii) the Executive or the Other Senior Executive provides the Parent with (a) written confirmation signed by the Other Senior Executive that such Other Senior Executive will not exercise such right, or (b) a written

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notice signed by the Executive providing that the Other Senior Executive has been deemed to have made an irrevocable election not to exercise such right pursuant to the Letter Agreement (as defined in the Purchase Agreement) together with evidence, including copies of any notices, satisfactory to the Parent, that the Executive has complied with the terms of the Letter Agreement.

         7.6 Repurchase Right. If, at any time during the first three years following the Effective Date, a Change in Control occurs or is approved by the Parent's Board, the Parent shall promptly provide written notice thereof to the Senior Executives, such notice to contain (i) the Parent's determination of the Fair Market Value of the Employer Stock then "beneficially owned" (such term used for all purposes of this Agreement as defined in Annex I hereto) by the Parent (the "Eligible Employer Stock") and (ii) a reasonably detailed description of the Change in Control transaction and the basis for the determination of such Fair Market Value. For purposes of this Section 7.6, the term "Fair Market Value" shall have the meaning assigned thereto in Annex I, except that the determination thereof shall be made in good faith by the Parent's Board and an independent investment banking firm chosen by the Parent (whose fees and expenses shall be born solely by the Parent). After receipt of such notice from the Parent either or both of the Senior Executives may, within 5 days thereof provide written notice to the Parent of either or both of the Senior Executives' intent to Pursue the Purchase of the Eligible Employer Stock. If either or both of the Senior Executives, as the case may be, provide notice of such intended purchase, they shall have (A) an additional 10 business days to deliver to the Parent written indications of financing support for the intended purchase and (B) an additional 41 days to deliver commitment letters from their financing sources. Upon complying with the foregoing, the Senior Executives shall have the right, but not the obligation to purchase the Eligible Employer Stock at the Fair Market Value specified

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in the Change in Control notice provided by the Parent (provided that, if such
Change in Control does not occur, such right of the Senior Executives with respect thereto shall be void and of no further force and effect (it being understood that the Senior Executives retain the repurchase right described in this Section 7.6 for any subsequent Change in Control within three years following the Effective Date)). The parties acknowledge that in the event the Senior Executives do not jointly exercise the right provided in this Section 7.6, the Executive may exercise the right individually, provided that either
(i) the Other Senior Executive's Employment Agreement is no longer in effect or
(ii) the Executive or the Other Senior Executive provides the Parent with (a) written confirmation signed by the Other Senior Executive that such Other Senior Executive will not exercise such right, or (b) a written notice signed by the Executive providing that the Other Senior Executive has been deemed to have made an irrevocable election not to exercise such right pursuant to the Letter Agreement (as defined in the Purchase Agreement) together with evidence, including copies of any notices, satisfactory to the Parent, that the Executive has complied with the terms of the Letter Agreement.

         7.7 Deductions. The Employer shall, in accordance with applicable law, deduct from the Base Salary and all other cash amounts payable by the Employer under the provisions of this Agreement to the Executive, or, if applicable, to his estate, legal representatives or other beneficiary designated in writing by the Executive, all social security taxes, all Federal, state and municipal taxes and all other charges and deductions which now or hereafter are required by law to be charges on the compensation of the Executive or charges on cash benefits payable by the Employer hereunder to his estate, legal representative or other beneficiary.


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    8. Expenses; Automobile; Vacation. The Employer shall reimburse the
Executive, upon production of reasonably detailed accounts and vouchers or other reasonable evidence of payment by the Executive, all in accordance with the Employer's regular procedures in effect from time to time and in form suitable to establish the validity of such expenses for tax purposes, all ordinary, reasonable and necessary travel, entertainment and other expenses as shall be incurred by him in the performance of his duties hereunder. The Executive shall be entitled to paid vacation time at the rate of not less than six weeks per calendar year during the Term. The Employer shall make an automobile available for the Executive's exclusive use while employed under this Agreement, such automobile to be commensurate in value to the automobiles made available to the other senior executives of the Parent.

    9. Benefits. During the Term, the Executive shall be eligible to participate in any pension or profit-sharing plan or program of the Parent now existing or established hereafter, on terms no less favorable than those made available to the other senior executives of the Parent. The Executive shall also be eligible to participate in any group life insurance, hospitalization, medical, health and accident, disability or similar plan or program of the Parent now existing or established hereafter, on terms no less favorable than those made available to the other senior executives of the Parent. In addition, the Executive shall be entitled to all perquisites made available to the other senior executives of the Parent to the extent not otherwise specifically provided herein. The Parent shall cause the Employer to be a participating employer in all benefit plans which the Parent sponsors or maintains at any time during the Term.

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    10. Insurance. The Executive agrees to submit himself, upon request of the
Parent and within a reasonable period of time from such request for physical examination by any physician designated by the Parent's Board as required or advisable in connection with the obtaining of any key man insurance policy or similar coverage which the Parent may wish to obtain. The costs and expenses for such medical examinations and any such insurance shall be borne by the Parent, and such costs and expenses shall not be deemed overhead or operational expenses of the Employer for purposes of calculating "Profits" in Section 7.1.

    11. Indemnification. The Employer shall indemnify the Executive and his legal representatives to the fullest extent permitted by the laws of the State of Delaware, and the Executive shall be entitled to the protection of such insurance policies which the Employer hereby agrees to maintain for the benefit of its directors and officers, against all costs, charges or expenses whatsoever incurred or sustained by him or his legal representatives in connection with any action, suit or proceeding to which he or his legal representatives may be made a party by reason of his being or having been a director or officer of the Employer or the Parent, or because of actions taken purportedly on behalf of the Employer or the Parent after the Effective Date. The Employer shall, upon request by the Executive, promptly advance or pay any amount for costs, charges or expenses (including, without limitation, legal fees and expenses incurred by counsel retained by the Executive) in respect of his right to indemnification hereunder, subject to a later determination as to the Executive's ultimate right to receive such payment. The Employer shall maintain such insurance policies for the benefit of its directors and officers to the same extent and in the same amount and type as is maintained by the Parent.

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    12. Confidential Information. All records, papers, models, programs and other documents and those kept or made by the Executive relating to the business or affairs of the Employer and/or its clients or customers shall be and remain the property of the Employer, and to the extent available shall be delivered by the Executive to the Employer as required by the Board and, in any event, upon the expiration or earlier termination of the Executive's employment by the Employer.

    13. Termination.

         13.1 For purposes of this Agreement the following definitions shall apply:

              13.1.1 "Cause" shall mean:

                   (i) the Executive is convicted of a felony involving moral turpitude which would render the Executive unable to perform his duties set forth in this Agreement;

                   (ii) the Executive engages in conduct that constitutes willful gross neglect or willful gross misconduct in carrying out his duties under this Agreement, resulting, in either case, in material economic harm to the Employer; or

                   (iii) a final, non-appealable determination by a court of competent jurisdiction that the Executive has knowingly and willingly made a fraudulent material misrepresentation in the Purchase Agreement that has a material adverse effect on the value of the Companies to the Buyer.

              13.1.2 A "Change in Control" shall mean the occurrence of any one of the following events:

                   (i) any "person," as such term is used in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934 (other than the Executive or entities controlled by the Executive), becomes a beneficial owner of 50% or more of the voting power of the Parent or of the common

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stock of the Parent owned beneficially by Robert F.X. Sillerman;

                   (ii) all or substantially all of the assets or business of the Parent are disposed of pursuant to a merger, consolidation, sale or other transaction (unless the shareholders of the Parent, immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the voting power of the Parent, all of the voting power or other ownership interests of the entity or entities, if any, that succeed to the business of the Parent);

                   (iii) the Parent combines with another company and is the surviving corporation but, immediately after such combination, the shareholders of the Parent immediately prior to the combination hold, directly or indirectly, 50% or less of the voting power of the combined company;

                   (iv) the majority of the Parent's Board consists of individuals other than incumbent directors (which term shall mean members of the Parent's Board as of the Effective Date), except that any person who becomes a director subsequent to such date whose election or nomination was supported by two-thirds of the directors who then comprise the incumbent directors shall be considered an incumbent director; or

                   (v) except for a repurchase by a Senior Executive pursuant to
Section 7.6, (A) a sale or transfer of Employer Stock (including by way of merger, consolidation or similar transaction) following which one or more persons other than the Parent beneficially owns 50% or more of the Employer Stock or (B) a sale or transfer of all or substantially all the assets of the Employer and its subsidiaries as a whole.

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              13.1.3 "Constructive Termination Without Cause" shall mean a termination of the Executive's employment at his initiative as provided in this
Section 13 following the occurrence, without the Executive's prior written consent, of one or more of the following events:

                   (i) a failure by the Employer or the Parent to fulfill in all material respects its obligations under this Agreement;

                   (ii) the failure to elect or reelect the Executive to any of the positions described in Section 3 or removal of him from any such position;

                   (iii) a material diminution in the Executive's duties or the assignment to the Executive of duties which are materially inconsistent with his duties or which materially impair the Executive's ability to function as the Co-President and Co-Chief Executive Officer of the Employer or the Executive being required to report to anyone other than the person identified in Section 3.2; or

                   (iv) the failure of the Employer or the Parent to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets or business of the Employer or the Parent within 15 days after a merger, consolidation, sale or other transaction.

         13.2 Termination by the Employer for Cause. A termination for Cause shall not take effect unless all of the provisions of this Section 13.2 are complied with. The Executive shall be given written notice by the Parent's Board of the intention to terminate him for Cause, such notice (i) to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based and (ii) to be given within three months of the Board learning of such act or acts or failure or failures to act. The Executive shall have 10 business

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days after the date that such written notice has been given to the Executive in which to cure such conduct, to the extent such cure is possible. If he fails to cure such conduct, the Executive shall then be entitled to a hearing before the Board. Such hearing shall be held within 20 business days of such notice to the Executive, provided he requests such hearing within 15 business days of the written notice from the Board of the intention to terminate him for Cause. If, within five business days following such hearing, the Executive is furnished written notice by the Board confirming that, in its judgment, grounds for Cause on the basis of the original notice exist, he may thereupon be terminated by the Board for Cause. Nothing in this Section 13.2 shall prejudice the Executive's right to challenge the validity of his termination by the Employer.

              13.2.1 Payment. In the event the Employer terminates the Executive's employment for Cause, he shall be entitled to:

                   (i) the Base Salary (if any) through the date of the termination of his employment for Cause; and

                   (ii) the Executive's share of Profits for the portion of the calendar year preceding his termination; provided, that, for purposes of calculating such Executive's share, the Parent's and the Other Senior Executive's shares of Profits shall also be based on the portion of the calendar year preceding the termination. In calculating Profits pursuant to this Section the Executives' Base Salaries and the $600,000 amount set forth as
(A) and (B) under the definition of Profits in Section 7.1 shall be pro rated for that portion of the year actually elapsed prior to termination.

              13.2.2 No Further Liability. In the event the Employer terminates the Executive's employment for Cause, the Executive shall have no further obligations or liability to the Employer

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or the Parent pursuant to this Agreement (except his obligations under Sections
12 and 16, which shall survive).

         13.3 Termination Without Cause or Constructive Termination Without Cause. (a) In the event the Executive's employment is terminated without Cause, other than due to a Total Disability or death, or in the event there is a Constructive Termination Without Cause, the Executive shall be entitled to:

         (i) the Base Salary through the date of termination of the Executive's employment;

         (ii) the Base Salary, at the annualized rate in effect on the date of termination of the Executive's employment (or in the event a reduction in Base Salary is the basis for a Constructive Termination Without Cause, then the Base Salary in effect immediately prior to such reduction), for a period of 36 months following such termination or until the end of the Term, whichever is longer; provided, that, at the Executive's option, the Employer shall pay him the present value of such salary continuation payments in a lump sum (using as the discount rate 75% of the prime rate (as published by The Wall Street Journal) for the month in which such termination occurs);

         (iii) all stock options shall be immediately granted and shall immediately vest and become exercisable in accordance with Section 7.3 hereof;

         (iv) the Executive's share of Profits for the balance of the Term based on the greater of (A) the Profits for the calendar year in which the termination occurs, with such Profits being pro rated for the remainder of such year, and (B) the Profits for the calendar year immediately preceding the termination; provided, that, at the Executive's option, the Employer shall pay him the present value of such share of Profits in a lump sum (using as

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    the discount rate 75% of the prime rate (as published by The Wall Street
    Journal) for the month in which such termination occurs); and

         (v) all benefits and perquisites provided in Section 9 hereof until the end of the Term. In calculating Profits pursuant to clause (iv) (A) above, the Executives' Base Salaries and the $600,000 amount set forth as (A) and (B) under the definition of Profits in Section 7.1 shall be pro rated for that portion of the year actually elapsed prior to termination.

    (b) If a termination described in Section 13.3(a) occurs following a Change in Control, the Executive shall be entitled to the payments and benefits set forth in such Section, except that the payments under clauses (ii) and (iv) of such Section 13.3(a) shall be paid in a lump sum without any discount and the exercise price of the stock options accelerated under clause (iii) of such
Section 13.3(a) shall be the lower of (A) the average ask and bid price of the Class A Stock on the date of the termination and (B) the lowest exercise price of any other then outstanding options granted to the Executive prior to the Change in Control. In the event of a termination pursuant to this Section 13.3
(b), if the aggregate of all payments or benefits made or provided to the Executive under this Agreement and under all other plans and programs of the Employer and the Parent (the "Aggregate Payment") is determined to constitute a Parachute Payment, as such term is defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code"), the Employer shall pay to the Executive, prior to the time any excise tax imposed by Section 4999 of the Code ("Excise Tax") is payable with respect to such Aggregate Payment, an additional amount which, after the imposition of all income, employment and excise taxes thereon, is equal to one-half of the Excise Tax on the Aggregate Payment, or such greater portion thereof as the other senior executives of the Parent shall be paid. The determination of whether the Aggregate Payment constitutes a Parachute

Payment and, if so, the amount to be paid to the Executive and the time of payment pursuant to this subsection shall be made by an independent auditor
(the "Auditor") jointly selected by the Employer and the Executive and paid by the Employer. The Auditor shall be a nationally recognized United States public accounting firm which has not, during the two years preceding the date of its selection, acted in any way on behalf of the Employer, the Parent or any affiliate thereof. If the Executive and the Employer cannot agree on the firm to serve as the Auditor, then the Executive and the Employer shall each select one accounting firm and those two firms shall jointly select the accounting firm to serve as the Auditor.

         13.4 [RESERVED]

         13.5 Voluntary Termination. In the event of a termination of employment by the Executive on his own initiative other than a termination due to death or disability or following a Change in Control or a Constructive Termination Without Cause, the Executive shall have the same entitlements as provided in Section 13.2 above for a termination for Cause. A voluntary termination under this Section 13.5 shall be effective upon 30 days' prior written notice to the Employer and shall not be deemed a breach of this Agreement.

         13.6 [RESERVED]

         13.7 No Mitigation; No Offset. In the event of any termination of employment under this Agreement, the Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due the Executive under this Agreement or the Purchase Agreement on account of any remuneration attributable to any subsequent employment that he may obtain or for any amount allegedly due the Employer or the Parent by the Executive.

    14. Total Disability. The Employer shall provide disability insurance coverage to the Executive as of the Effective Date, on terms no less favorable than those made available to the other senior executives of the Parent. If the Executive becomes disabled during his employment hereunder so that he is unable for a period of six consecutive months to perform his duties under this Agreement (a "Total Disability"), the Employer shall pay to the Executive his full Base Salary and maintain in effect his group health insurance coverage during such six-month period (the last day of such six-month period, the "Disability Date"); thereafter, the Employer shall pay the Executive his full Base Salary and maintain in effect his group health insurance coverage for an additional six-month period, after which no further obligation shall be due to the Executive from the Employer hereunder; provided, however, that at the end of such additional six-month period, the Executive and his eligible dependents shall be entitled to their group health insurance coverage continuation, as provided under the Consolidated Omnibus Budget Reconciliation Act, without any offset for the prior 12 months of group health insurance coverage maintained in effect pursuant to this Section 14. The Employer shall have the right to offset against the foregoing payments the amount of any proceeds received by the Executive under any disability insurance policies maintained by the Employer in respect of such 12-month period.

    15. Death of Executive.

         15.1 General. Upon the Executive's death this Agreement and all of the Employer's obligations to pay salary and Profits hereunder shall terminate (unless a notice of termination shall have previously been delivered by the Employer or the Executive), except as provided in Sections 15.2 and 15.3.

         15.2. Salary; Profits. The Executive's estate or designated beneficiary shall be entitled to receive (i) any unpaid portions of the Executive's Base Salary in respect of the period ending on the Executive's date of death and
(ii) any unpaid shares of Profits in respect of years or portions of years prior to the date of death; provided, that for purposes of calculating such Executive's share with respect to the portion of the calendar year preceding his death, the Parent's and the Other Senior Executive's shares of Profits shall also be based on the portion of the calendar year preceding death. In calculating Profits pursuant to this Section the Executive's Base Salaries and the $600,000 amount set forth as (A) and (B) under the definition of Profits in
Section 7.1 shall be pro rated for that portion of the year actually elapsed prior to termination. The Employer shall pay to such estate or beneficiary an amount equal to the present value of all the remaining Base Salary for the balance of the Term, calculated using as the discount rate the average yield on three-month Treasury Bills for the 30-day period prior to the date of death.

         15.3 Reduction. The Base Salary and shares of Profits payable pursuant to this Section 15 shall be reduced by the value of any benefits payable to the Executive's estate or designated beneficiary under any life insurance plan or policy the premiums for which are paid primarily by the Employer, other than such insurance identified in Section 10.

    16. Noncompetition.

         16.1 By Executive During Term. During the Term, the Executive will not, without the prior written approval of the Board, become employed by, or become an officer, director or general partner of, any partnership, corporation or other entity that competes with any business of the Employer, any subsidiary of the Employer, the Parent or any subsidiary of the Parent, whether now or hereafter conducted.

         16.2 By Executive After Term. For a period of one year following the termination of the Executive's employment hereunder by the Employer for Cause or by the Executive on his own initiative (other than due to Constructive Termination Without Cause), the Executive will not become employed by, or become an officer, director or general partner of, any partnership, corporation or other entity that competes with any business of the Employer on the date of such termination nor will he render any services to any other person or business, or acquire any interest of any type in any other business, that competes with any material business of the Employer or any of the Employer's subsidiaries on the date of such termination. Notwithstanding the foregoing, the restrictions in this Section 16.2 shall in no event extend beyond December 31, 2001.

         16.3 By Parent. During the Term, the Parent shall not, nor shall the Parent permit any of its subsidiaries to, engage in, directly or indirectly, any business activities related to the promotion or production of musical concerts or similar musical or artistic events except to the extent such activities are incidental to the ownership or operation of radio stations consistent with past practice.

    17. Notices. Any notice, direction or instruction required or permitted to be given hereunder shall be given in writing and may be given by telex, telegram, facsimile transmission or similar method if confirmed by mail as herein provided; by mail if sent postage prepaid by registered mail, return receipt requested; or by hand delivery to any party at the address of the party set forth below. If notice, direction or instruction is given by telex, telegram or facsimile transmission or similar method or by hand delivery, it shall be deemed to have been given or made on the day on which it was given, and if mailed, shall be deemed to have been given or made on the third business day following the day after which it was mailed. Any party may, from time to time, by like notice give notice of any change of address and in such event, the address of such party shall be deemed to be changed accordingly.

         (a)  If to the Employer or the Parent:

              SFX Broadcasting, Inc.
              150 East 58th Street, 19th Floor
              New York, New York 10155

              Attention: Mr. Robert F.X. Sillerman

         (b)  If to the Executive:

              Mitch Slater
              18 Circle Road
              Scarsdale, New York 10583

         (c) Copies of all communications given hereunder shall also be delivered or sent,

              in like fashion, to:

              Cravath, Swaine & Moore
              Worldwide Plaza
              825 Eight Avenue
              New York, New York 10019
              Attention: Robert A. Kindler, Esq.

    18. General.

         18.1 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

         18.2 Captions. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         18.3 Entire Agreement. This Agreement, including Annex I hereto, sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, between or among the parties (other than the Purchase Agreement and the Letter Agreement), except as specifically provided herein. There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof or in effect among the parties. No custom or trade usage, nor course of conduct among the parties, shall be relied upon to vary the terms hereof.

         18.4 Successors and Assigns. This Agreement, and the Executive's rights and obligations hereunder, may not be assigned by the Executive, except that the Executive may designate pursuant to Section 18.6 one or more beneficiaries to receive any amounts that would otherwise be payable hereunder to the Executive's estate. This Agreement shall be binding on any successor to the Employer or the Parent, as the case may be, whether by merger, consolidation, acquisition of all or substantially all of the Employer's or the Parent's assets or business or otherwise, as fully as if such successor were a signatory hereto, and the Employer or the Parent, as the case may be, shall cause such successor to, and such successor shall, expressly assume the Employer's or the Parent's, as the case may be, obligations hereunder. The terms "Employer" and "Parent" as used in this Agreement shall include all such successors.

         18.5 Amendments; Waivers. This Agreement cannot be changed, modified or amended, and no provision or requirement hereof may be waived, without an affirmative vote of the Board and the Parent's Board, and the consent in writing of the Executive, the Employer and the Parent. The failure of a party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same. No waiver by a party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

         18.6 Beneficiaries. Whenever this Agreement provides for any payment to the Executive's estate, such payment may be made instead to such beneficiary or beneficiaries as the Executive may have designated in a writing filed with the Employer. The Executive shall have the right to revoke any such designation and to redesignate a beneficiary or beneficiaries by written notice to the Employer (and any applicable insurance company) to such effect.

         18.7 . The parties hereto agree that, after the execution of this Agreement, they will make, do, execute or cause or permit to be made, done or executed all such further and other lawful acts, deeds, things, devices, conveyances and assurances in law whatsoever as may be required to carry out the true intention and to give full force and effect to this Agreement.

         18.8 Ability to Fulfill Obligations. None of the Employer, the Parent or the Executive is a party to or bound by any agreement which would be violated by the terms of this Agreement.

         18.9 Severability. Should any provision of this Agreement be unenforceable or prohibited by any applicable law, this Agreement shall be considered divisible as to such provision which shall be inoperative, and the remainder of this Agreement shall be valid and binding as though such provision were not included herein.

         18.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original. It shall not be necessary when making proof of this Agreement to account for more than one counterpart.

         18.11 Survival of Certain Provisions. The provisions of Section 7, 9, 11, 12, 13, 14, 15, 16 and 17 and this Section 18 shall, to the extent applicable, continue in full force and effect notwithstanding the expiration or earlier termination of this Agreement or of the Executive's employment in accordance with the terms of this Agreement.

         18.12 Arbitration of Disputes. Any dispute or controversy between the parties relating to or arising out of this Agreement or any amendment or modification hereof shall be determined by arbitration in the City and State of New York by and pursuant to the rules then prevailing of the American Arbitration Association. The arbitration award shall be final and binding upon the parties and judgement may be entered thereon by any court of competent jurisdiction. The service of any notice, process, motion or other document in connection with any arbitration under this Agreement or the enforcement of any arbitration award hereunder may be effectuated either by personal service upon a party or by certified mail duly addressed to him or to his executors, administrators, personal representatives, next of kin, successors or assigns, at the last known address or addresses of such party or parties. If the Executive is the prevailing party on any issue in any such arbitration proceeding, he shall be entitled to recover from the Employer any actual expenses for attorney's fees and disbursements incurred by him.

         18.13 Guarantee by Parent. The Parent hereby absolutely and unconditionally guarantees, as a primary obligor and not merely as a surety, to the fullest extent permitted by law, all the obligations (financial or otherwise) of the Employer under this Agreement. The Parent also waives presentment to, demand of compliance from and protest to the Employer of any of the Employer's obligations under this Agreement.

         18.14 Payola/Plugola. During the Term of this Agreement, the Executive shall not pay or agree to pay any money, service or any valuable consideration, as defined in and other than as permitted by Sections 317 and 507 of the Communications Act of 1934, as amended, for the radio broadcast of any matter whatsoever.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.


                                            DELSENER/SLATER ENTERPRISES, INC.

                                            By: /s/
                                               -------------------------------
                                               Name:
                                               Title:


                                            SFX BROADCASTING, INC.

                                            By: /s/
                                               -------------------------------
                                               Name:
                                               Title:



                                            -----------------------------------
                                            Mitch Slater

         18.14 Payola/Plugola. During the Term of this Agreement, the Executive shall not pay or agree to pay any money, service or any valuable consideration, as defined in and other than as permitted by Sections 317 and 507 of the Communications Act of 1934, as amended, for the radio broadcast of any matter whatsoever.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.


                                            DELSENER/SLATER ENTERPRISES, INC.

                                            By:
                                               -------------------------------
                                               Name:
                                               Title:


                                            SFX BROADCASTING, INC.

                                            By:
                                               -------------------------------
                                               Name:
                                               Title:


                                            /s/
                                            -----------------------------------
                                            Mitch Slater

                                                                     ANNEX I TO
                                              MR. SLATER'S EMPLOYMENT AGREEMENT

                          Share of Upside After Return

Reference is made to Section 4 of this Annex I for certain definitions.


         1. General. (a) Subject to adjustment as set forth in Section 1(b) below, upon the occurrence of a Return Event, if the sum of the Prior Proceeds and the Deemed Proceeds exceeds the Threshold Amount (such excess, the "Upside"), then the Senior Executives will be paid in cash an amount equal to 15% of the Upside (plus interest thereon, at 1% over the Parent's blended borrowing rate, from the date of the Return Event to the date of payment), with such Senior Executives' 15% (plus any interest) being paid 75% to the Executive and 25% to the Other Senior Executive. Such amount shall be paid, (A) in the case of a Return Event described in clause (i) , (ii) , (iii) , (iv) or
(vi) of Section 2 below, within 10 business days after the occurrence of such Return Event (or, if the determination of the amount of the Upside is not finalized until a later time, then within 10 business days after such determination) or (B) in the case of a Return Event described in clause (v) of
Section 2 below, in five equal annual installments commencing 10 business days after the date of such Return Event (or, if the determination of the amount of the Upside is not finalized until a later time, then within 10 business days after such determination)

         (b) Notwithstanding anything in Section 1(a) above, if the Senior Executives elect to treat a Change in Control of SFX as a Return Event under clause (iv) of Section 2 below, they will only be entitled to an amount equal to 7.5% or less (such lesser amount to be determined in the sole discretion of the Senior Executives) of the Upside (plus any interest). In the event that a Return Event under clause (iv) of Section 2 below has occurred and the Senior Executives have elected to treat such event as a Return Event, the percentage amount to which the Senior Executives are entitled pursuant to Section 1(a) above with respect to any subsequent Return Event shall be reduced by the percentage that the Senior Executives elected to receive in connection with such earlier Return Event.

         2. Return Event; Employer Stock. (a) "Return Event" shall mean the first of the following to occur during the Term or, in the event a Return Event described under clause (iv) has already occurred, the next to occur of the following during the term:

         (i) an initial public offering (an "IPO") of the Employer's common stock (the "Employer Stock");

         (ii)a sale or transfer of Employer Stock (including by way of merger, consolidation or similar transaction) following which one or more persons other than the Parent beneficially owns 50% or more of the Employer Stock (for all purposes of this Annex I and the Employment Agreement, "beneficial ownership" will be determined pursuant to Rule l3d-3 promulgated under the Securities Exchange Act of 1934);

         (iii) a sale or transfer of all or substantially all the assets of the Employer and its subsidiaries taken as a whole (an "Asset Transfer"); or

         (iv) a Change in Control of the Parent, provided that either Senior Executive may elect, within five business days after the Deemed Proceeds with respect to such Change in Control are determined, to not treat such Change in Control as a Return Event (it being understood that if such election is made, any subsequent Change in Control of the Parent would, absent such election, be treated as a Return Event);

         (v) The death or Total Disability of a Senior Executive; provided, that a Return Event shall be considered to have occurred only for the Senior Executive who died or was disabled, with such Senior Executive (or his estate) being paid in connection therewith his share of the Senior

Executives' 15% of any Upside as provided in Section 1 above and the other Senior Executive only being paid his share when the next Return Event occurs; or

         (vi) a Renewal Failure or a Termination Without Cause, provided that a Return Event shall be considered to have occurred only for the Senior Executive for which there was a Renewal Failure or a Termination Without Cause, with such Senior Executive being paid in connection therewith his share of the Senior Executives' 15% of any Upside as provided in Section 1 above and the other Senior Executive only being paid his share when the next Return Event occurs.

         (b) Other than as set forth in the succeeding sentence, the Employer and its subsidiaries will each have only one class of capital stock, which will be common stock, and will not issue or grant equity securities of any other kind. The parties agree that the Employer may issue preferred stock provided that appropriate modifications are made to the Employment Agreement and this Annex I to maintain the economic and other rights of the Senior Executives as set forth herein. During the Term (or any extension thereof) all the common stock of the Employer beneficially owned by the Parent will be held directly by the Parent and not through any subsidiary.

         3. Deemed Proceeds. "Deemed Proceeds" shall mean:

         (v) with respect to an IPO, the sum of (aa) the proceeds received by the Parent or its affiliates from the sale of Employer Stock in such IPO and
(bb) the value of the remaining Employer Stock beneficially owned by the Parent, which such value shall be deemed to equal the product of the number of shares of Employer Stock the Parent continues to own and the average closing prices for the Employer Stock for the 20 consecutive trading days commencing on the 60th trading day after the IPO is closed;

         (w) with respect to a sale or transfer of Employer Stock, the sum of
(aa) the proceeds of such sale or transfer and (bb) the Fair Market Value of the remaining Employer Stock beneficially owned by the Parent;

         (x) with respect to an Asset Transfer, the sum of (aa) the proceeds of such Asset Transfer and (bb) the Fair Market Value of the remaining assets of the Employer and its subsidiaries; and

         (y) with respect to a Change in Control of the Parent, the Fair Market Value of the Employer Stock beneficially owned by the Parent at the time of such

Change in Control (for the first three years following the Effective Date, such Fair Market Value shall be determined in accordance with the terms of Section 7.6); and

         (z) with respect to a Renewal Failure, a Termination Without Cause or the death or Total Disability of a Senior Executive, the Fair Market Value of the Employer Stock beneficially owned by the Parent at the time of the occurrence thereof (assuming in such valuation that the terminated Senior Executive, or the Executive who has died or become disabled, does not continue to be employed).

         4. Definitions.

         "Base Purchase Price" shall mean the Fixed Payment as defined in the Purchase Agreement.

         "Fair Market Value" shall mean private market value (which, in the case of a valuation of less than all the Employer Stock, shall be deemed to be the applicable proportionate interest in the private market value of all the Employer Stock) as agreed by the Parent and the Senior Executives or, if they cannot agree, as determined by an independent investment banking firm jointly selected by the parties (whose fees and expenses will be shared 50% by the

Parent and 50% by the Senior Executives, except that the Senior Executives' share shall be paid solely out of the payment due them under Section 1 of this Annex I).

         "Minority Interest Sale" shall mean any sale or transfer of (i) assets of the Employer or its subsidiaries (other than in the ordinary course of business) or (ii) beneficial ownership of Employer Stock (including by way of merger, consolidation or similar transaction) to any person other than the Parent, which such sale or transfer does not constitute a Return Event.

         "Prior Proceeds" shall mean the sum of (i) the aggregate amount of all Profits allocated or allocable to the Parent pursuant to Section 7.1 of the Employment Agreement prior to the date of the applicable Return Event and (ii) an amount with respect to each Minority Interest Sale prior to such date equal to the proceeds thereof, less any amounts paid thereon to either of the Senior Executives plus 20% interest on such difference, compounded annually, from the date of the closing of such Minority Interest Sale to the date of the applicable Return Event (it being understood that in connection with a Minority Interest Sale that involves the issuance of Employer Stock or a sale or transfer of assets, such proceeds shall only include amounts that are either
(x) dividended or otherwise distributed to the Parent or its affiliates or (y) are used to replace funds so dividended or distribution). For purposes of the foregoing clause (i), Profits for the year in which the Return Event occurs will be determined as of the date of the Return Event, as if such date was the last day in such year (with no proration for the remainder of such year).

         "Renewal Failure" shall mean, if the Agreement has not yet been terminated, the failure of the Employer to offer, within the 90-day period immediately preceding the last 180 days of the Term, to renew each of the Senior Executive's employment agreement for another five-year period on terms that (i) are at least as favorable to each Senior Executive as the terms set forth in their respective employment agreements dated as of the Effective Date (other than with respect to Base Salaries) and (ii) provide for a Base Salary of $600,000 for the Executive and $300,000 for the Other Senior Executive.

         "Termination Without Cause" shall mean (i) a termination of either Senior Executive's employment due to his disability or death or without Cause or (ii) a Constructive Termination Without Cause of either Senior Executive.

         "Threshold Amount" shall mean an amount equal to the Base Purchase Price, plus 20% interest thereon, compounded annually, from January 1, 1997, to the date of the applicable Return Event.